Exhibit 10.16

CANOO INC.

EXECUTIVE EMPLOYMENT AGREEMENT

for

Ulrich Kranz

This Executive Employment Agreement (“Agreement”) is entered into by and between Ulrich Kranz (the “Executive”) and Canoo Inc., a Delaware company incorporated under the laws of Delaware (the “Company”).

Whereas, the Company values the Executive as a critical leader in Company’s organization and desires to continue to employ the Executive to provide services to the Company;

Whereas, the Company wishes to provide the Executive with certain compensation and benefits in return for the Executive’s continued services as set forth in this Agreement; and

Whereas, the Executive wishes to continue to be employed by the Company and provide services to the Company in return for certain compensation and benefits as set forth in this Agreement;

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1. Employment by the Company.

1.1 Effective Date. The effective date (“Effective Date”) of all terms in this Agreement shall be October 19, 2020. The terms of this Agreement shall supersede and restate the offer letter by and between Company and the Executive dated as of November 6, 2018, effective as of the Effective Date.

1.2 Position. The Company agrees to employ the Executive in the positions of Chief Executive Officer and Special Advisor to the Executive Chairman and the Executive hereby accepts employment in such ongoing capacity. In the event that the Company ceases to have an Executive Chairman, the Executive Chairman or the Board shall determine the person or body to whom the Executive shall serve as Special Advisor and the Executive’s title shall be adjusted accordingly (and all references herein to the title “Special Advisor to the Executive Chairman” shall be deemed to defer to such successor title). Upon the appointment of a new Chief Executive Officer of the Company, the Executive shall cease to serve as Chief Executive Officer but shall continue to serve as Special Advisor to the Executive Chairman. During the Executive’s employment with the Company, the Executive will devote the Executive’s best efforts and substantially all of the Executive’s business time and attention to the business of the Company, except for periods of flexible paid time off and reasonable periods of illness or other incapacities permitted by the Company’s Flexible Paid Time Off Policy in the Company Handbook or in the Company’s other general employment policies (collectively, “Employment Policies.”) The Executive will report to the Board of Directors (the “Board”) of the Company’s parent holding company, Canoo Holdings Ltd. (“Parent”). The Company reserves the right to change the Executive’s position, duties, and work location, from time to time in its discretion.

1.3 Duties. The Executive shall serve in an executive capacity and shall perform the customary duties of the Executive’s positions, such duties as are assigned to the Executive from time to time by the Board, consistent with the Bylaws and Employment Policies of the Company, and as required by the Board.

1.4 Location. The Executive’s primary office location shall be Torrance, California. The Company reserves the right to reasonably require the Executive to perform the Executive’s duties at places other than its corporate headquarters from time to time, and to require reasonable business travel, including international travel.

1.5 Policies and Procedures. The employment relationship between the parties shall also be governed by the Employment Policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s Employment Policies, this Agreement shall control.

1.6 Board of Directors. The Executive acknowledges that the Executive has been appointed to the Board and the Executive agrees to serve as a director of the Company. The Executive agrees that in the event the Executive’s employment with the Company is terminated for any reason, either voluntarily or involuntarily, with or without Cause, or if the Executive ceases to serve as Chief Executive Officer, the Executive shall resign the Executive’s position as a member of the Board simultaneously with the earlier of: (a) Executive’s ceasing to serve as Chief Executive Officer, or (b) the termination of the Executive’s employment.

1.7 Corporate References Following Transaction Close. Prior to the Effective Date, the Company and Parent entered into that Merger Agreement and Plan of Reorganization dated August 17, 2020, with HCAC IV First Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands and HCAC IV Second Merger Sub, LLC, a Delaware limited liability company (the “Merger Agreement”), a copy of which has been provided to the Executive. Provided the transactions contemplated by the Merger Agreement are successfully closed, the following references throughout this Agreement shall be automatically changed, as indicated, effective immediately upon such closing date: (i) “Company” shall refer to Canoo Technology Inc., a Delaware company incorporated under the laws of Delaware, the contemplated surviving employer entity of the Executive; (ii) “Canoo Holdings Ltd.” shall refer to Canoo Technologies Inc., a Delaware company incorporated under the laws of Delaware, as the contemplated surviving public parent company (the “new public parent company”); and (iii) the “Board” shall refer to the new Board of Directors empaneled for the new public parent company. Notwithstanding the foregoing, and for the avoidance of doubt, should the transactions contemplated by the Merger Agreement not close as anticipated, all such references shall remain unchanged and this Agreement shall continue in full force and effect.

2. Compensation and Benefits.

2.1 Salary. During such time as the Executive is Chief Executive Officer of the Company, the Executive shall receive for services to be rendered hereunder a monthly base salary of $54,000 ($648,000 annualized) (as such amount may be increased from time to time pursuant to the subsequent provisions of this Section 2.1, the “Base Salary”), subject to applicable withholdings and deductions, as of the Effective Date. The Base Salary shall be reviewed annually and may be increased as approved by the Board (or any authorized committee thereof). At such time, if any, that the Executive is no longer Chief Executive Officer but continues employment hereunder (the date, if any, that such change occurs, the “Title Change Date”), then, for a period of two years following the Title Change Date (or, if earlier, the date on which the Executive ceases to be employed hereunder, except as expressly provided otherwise in Section 6.3(i)), and subject to compliance with Section 4.3 hereof, the Executive shall be paid Base Salary at an annual rate of $2,500,000, with such amounts to be paid in equal monthly installments, subject to applicable withholdings and deductions.

2.2 Benefits. The Executive shall be entitled to all rights and benefits for which the Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees generally, in each case at levels and in amounts, and under terms and conditions, at least commensurate with plans offered to similarly situated employees by the Company from time to time. The Company may change employee benefits from time to time in its discretion.

2.3 Restricted Share Awards.

(i) As of the Effective Date, the Executive has purchased 2,865,800 restricted Ordinary Shares of Parent pursuant to restricted share purchase agreements entered into with Parent, as scheduled in Appendix I to this Agreement (the “Executive Restricted Shares”). As of the Effective Date, 1,014,968 of the Executive Restricted Shares were fully vested and held by the Executive absent any risk of forfeiture (the “Vested Restricted Shares”) and 1,850,832 of the Executive Restricted Shares remain subject to vesting restrictions (the “Unvested Restricted Shares”). As of the Effective Date, the Company will re-purchase the Unvested Restricted Shares at a re-purchase price per share equal to the purchase price per share paid by the Executive for each Unvested Restricted Share.

Prior to the consummation of the transactions contemplated by the Merger Agreement, the Executive will enter into a lock-up agreement, the form of which is provided as Exhibit B to the Merger Agreement, and such agreement will apply to the Vested Restricted Shares (the “Lock-Up Agreement”). The Lock-Up Agreement, including any Lock-Up Period (as defined in the Lock-Up Agreement) will remain in full force and effect until the expiration of the effectiveness of the Lock-Up Agreement, pursuant to the terms and conditions contained therein.

2.4 Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of the Executive’s duties and responsibilities for the Company in accordance with the Company’s Expense Reimbursement Policy, which have been made available to the Executive.

2.5 Waiver of Preemptive Rights. Subject to and effective immediately prior to the consummation of the transactions contemplated by the Merger Agreement, the Executive shall permanently and irrevocably waive certain preemptive rights to which the Executive is entitled pursuant to Section 5.1 of that certain Amended and Restated Voting and Preemptive Rights Agreement dated as of March 4, 2019, by and among the Company, the Executive and certain other shareholders of the Company party thereto, as amended and to subject Ordinary Shares held by the Executive to certain Lock-Up Periods as provided in this Agreement.

3. Proprietary Information Obligations.

3.1 Agreement. As a condition of the Executive’s ongoing employment, the Executive hereby reaffirms and agrees to continue to abide by the Employee Confidential Information and Invention Assignment Agreement dated December 27, 2017, attached hereto as Exhibit A. Notwithstanding anything in this Agreement or the Employee Confidential Information and Invention Assignment Agreement to the contrary, the Executive understands that nothing contained in this Agreement limits his ability to report possible violations of law or regulation to or file a charge or complaint with the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission or regulatory authority (collectively, “Government Agencies”). The Executive further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

3.2 Third Party Agreements and Information. The Executive represents and warrants that the Executive’s employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that the Executive will perform the Executive’s duties to the Company without violating any such agreement. The Executive represents and warrants that the Executive may not use or disclose confidential information arising out of prior employment, consulting, or other third party relationships in connection with the Executive’s employment by the Company, except as expressly authorized by that third party. During the Executive’s employment by the Company, the Executive will use in the performance of the Executive’s duties only information that is generally known and used by persons with training and experience comparable to the Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by the Executive in the course of the Executive’s work for the Company (it being acknowledged and agreed by the Company that the Executive’s use of the Executive’s know-how, expertise, experience or skills shall not constitute a breach of this Section 3.2).

4. Outside Activities During Employment.

4.1 Exclusive Employment. Except with the prior written consent of the Board, the Executive will not during employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which the Executive is a passive investor. The Executive may engage in civic and not-for-profit activities, and conduct the activities set forth on Schedule A, so long as such activities do not materially interfere with the performance of the Executive’s duties hereunder. For the avoidance of doubt, the Executive shall not become a director of any for-profit entity without first receiving the approval of the Board, which shall not be unreasonably withheld.

4.2 No Adverse Interests. Except as permitted by Section 4.3, the Executive agrees, during the Executive’s employment with the Company, not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

4.3 Noncompetition. During the Executive’s employment by the Company, except on behalf of the Company and its affiliates, the Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by the Executive to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, the Executive may own, as a passive investor, securities of any competitor corporation, so long as the Executive’s direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation pursuant to any direct or indirect interest held by the Executive or the Executive’s affiliates in any venture capital, private equity or similar investment fund or entity.

5. Noninterference. While employed by the Company the Executive agrees not to interfere with the business of the Company by directly or indirectly: (a) soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company, with whom the Executive worked while employed by the Company, to terminate employment in order to become an employee, consultant or independent contractor to or for any other person or entity; or (b) soliciting the business of any customer of the Company which at the time of the solicitation, or during the year immediately prior thereto, was listed on the Company’s customer list (it being acknowledged and agreed that the Executive’s performance of the Executive’s duties hereunder shall not constitute a breach of this Section 5).

6. Termination Of Employment.

6.1 At-Will Relationship. The Executive’s employment relationship is at-will. Either the Executive or the Company may terminate the employment relationship at any time, with or without Cause, as defined below, upon advance written notice.

6.2 Wage Payments upon Termination. Upon termination of the Executive’s employment for any reason, the Executive shall be paid all accrued but unpaid Base Salary (“Accrued Salary”).

6.3 Termination without Cause or for Good Reason.

(i) Upon termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason (either, a “Qualifying Termination”), the Executive will receive the Accrued Salary. In addition, upon a Qualifying Termination, subject to the Executive’s fulfillment of the Release Obligation, as defined below, the Executive shall be entitled to receive severance payments as follows: (a) if such Qualifying Termination occurs prior to the Title Change Date (and, for the avoidance doubt, the Executive is also not provided with the opportunity to continue in his role as Special Advisor to the Executive Chairman), in an aggregate amount equal to $5,000,000; and (b) if such Qualifying Termination occurs on or after the Title Change Date and prior to the second (2nd) anniversary of the Title Change Date, in an aggregate amount equal to $5,000,000 less any Base Salary payments made between the Title Change Date and the date of the Qualifying Termination (as applicable in clause (a) or (b), the “Severance Payments”). In each case of clause (a) and (b), the Severance Payments shall be paid in equal monthly installments, subject to applicable withholdings and deductions, with the first installment being paid on the sixtieth (60th) day following the Executive’s Qualifying Termination, subject to Section 6.7(i), and the final installment being paid on, or within thirty (30) days following, the second anniversary of the date of the Qualifying Termination (in the case of clause (a)) or the second anniversary of the Title Change Date (in the case of clause (b)).

(ii) If at the time of the Executive’s Qualifying Termination the Executive participates in health care coverage through the Company’s plan, then provided that the Executive fulfills the Release Obligation, and timely elects continued coverage under COBRA, the Company will pay the Executive’s COBRA premiums to continue the Executive’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the termination date and ending on the earliest to occur of the date: (a) three (3) months after the termination date; (b) the Executive becomes eligible for group health insurance coverage through a new employer; or (c) the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event the Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, the Executive must promptly notify the Company of such event.

(iii) If the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to the Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for the Executive and the Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. The Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. Subject to Section 6.7, on the sixtieth (60th) day following the Executive’s termination date, the Company will make the first payment to the Executive under this paragraph, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to the Executive through such date, had the Special Cash Payments commenced on the first day of the first calendar month following the termination date through such sixtieth (60th) day, with the balance of the Special Cash Payments paid thereafter on the schedule described above

6.4 Termination for Cause. Upon termination of the Executive’s employment for Cause the Executive will only receive the Accrued Salary.

6.5 Termination Due to Death or Disability. Upon termination of the Executive’s employment due to the Executive’s death or Disability, as defined below, the Executive (or the Executive’s estate) will receive the Accrued Salary.

6.6 Definitions. For purposes of this Agreement, the following definitions shall apply:

(i) “Cause” means: (a) the Executive’s conviction or plea of guilty or nolo contendere in a court of law of a felony or a conviction or plea of guilty or nolo contendere for any crime involving an act of moral turpitude, fraud or dishonesty or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the Executive were retained in the Executive’s position; (b) a good faith determination by the Board of Directors that the Executive has engaged in acts of willful fraud, breach of fiduciary duty, and/or breach of the Executive’s duty of loyalty to the Company or any of its parent or subsidiary entities, in any such case, which is materially injurious to the Company or any of its parent or subsidiary entities; or (c) the Executive’s (A) material breach of this Agreement, the Company’s Confidential Information and Invention Assignment Agreement and any other of the Company’s lawful policies that have been provided to the Executive in writing or otherwise made available to the Executive through the Company’s intranet, which breach is materially injurious to the Company or any of its parent or subsidiary entities and/or (B) willful and continued failure or refusal to substantially perform the Executive’s duties to the Company; provided, however, that no termination shall be deemed for Cause under Section 6.6(i) unless the Executive has first received written notice from the Board of Directors advising the Executive of the specific acts or omissions alleged to constitute a violation, failure, and/or breach as set forth in this Section 6.6(i) and the Executive shall have failed to correct the acts or omissions so complained of to the good faith satisfaction of the Board within thirty (30) days thereafter.

(ii) “Good Reason” means (unless the Executive has expressly agreed to such event in a signed writing): (a) a reduction in the Executive’s current Base Salary of ten percent (10%) or more unless such reduction is part of a generalized salary reduction affecting all of the executive officers of the Company; (b) a material diminution in the Executive’s authority, duties, or responsibilities; (c) a material change in the geographic location at which the Executive must perform services; or (d) the Company’s material breach of the terms of the Executive’s employment as set forth in this Agreement. No termination by the Executive shall constitute a termination for Good Reason unless the Executive gives the Company notice of the condition constituting Good Reason within thirty (30) days following the initial occurrence thereof (such notice must be signed by the Executive, specifically identify the alleged breach and specifically refer to this Section 6.6(ii)), the Company does not remedy the condition within forty-five (45) days of receiving such notice, and the Executive actually terminates the Executive’s employment within thirty (30) days following the expiration of the Company’s cure period. For the avoidance of doubt, the Executive ceasing to serve as Chief Executive Officer, but continuing to serve as Special Advisor to the Executive Chairman, shall not constitute Good Reason.

(iii) “Disability” means the Executive is unable to engage in any substantial gainful activity due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than twelve (12) months, which condition is verified by a physician, mutually agreed to by the Executive and the Company, that is licensed to practice medicine in the State of California.

(iv) “Release Obligation” means that: (a) the Executive has signed a termination agreement that will be presented to the Executive before the termination date, and which includes a general release and waiver of claims and certain nondisparagement provisions and restrictive covenants in favor of the Company and its affiliates based on the form attached as Exhibit B hereto, and (b) the Executive has allowed the release and waiver to become fully effective without revocation during any applicable revocation period, provided that in all cases, the release and waiver shall become effective no later than the 60th day following the termination date.

6.7 Sections 409A and 280G.

(i) Section 409A. The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (collectively, “Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse taxation under Section 409A. Notwithstanding anything to the contrary herein, to the extent required to avoid adverse taxation under Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. The Executive's right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed by the Company at the time of the Executive's separation from service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments shall not be provided to the Executive prior to the earliest of (a) the expiration of the six-month period measured from the date of separation from service, (b) the date of the Executive's death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A. With respect to reimbursements or in-kind benefits provided to the Executive hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of the Executive’s taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (y) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred and (z) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(ii) Section 280G.

(A) If any payment or benefit the Executive will or may receive from the Company or any of its affiliates under this Agreement or otherwise (a “280G Payment”) would (x) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”), and (y) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then each such 280G Payment (collectively, the “Payments”) shall be reduced to the extent necessary for the Payments to equal, in the aggregate, the Reduced Amount. The “Reduced Amount” shall be either (1) the largest portion of the Payments that would result in no Excise Tax on the Payments (after reduction), or (2) the total Payments, whichever amount (i.e., the amount determined by clause (1) or by clause (2)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a reduction in the Payments is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (1) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(B) Notwithstanding any provision of Section 6.7(ii)(A) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would cause any portion of the Payments to be subject to taxes pursuant to Section 409A, and any state law of similar effect that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Code Section 409A as follows: (x) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Executive as determined on an after-tax basis; (y) as a second priority, Payments that are contingent on future events shall be reduced (or eliminated) before Payments that are not contingent on future events; and (z) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A, with any payments subject to Section 409A reduced in the reverse order in which such Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time).

(C) The Company shall determine the accounting, law or consulting firm to make the determinations required by this Section 6.7(ii) and shall bear all expenses with respect to such determinations.

(D) If the Executive receives any Payments for which the Reduced Amount was determined pursuant to clause (1) of Section 6.7(ii)(A) above and the Internal Revenue Service determines thereafter that some portion of the Payments is subject to the Excise Tax, the Executive agrees to promptly return to the Company a sufficient amount of the Payments (after reduction pursuant to clause (1) of Section 6.7(ii)(A) above so that no portion of the remaining Payments is subject to the Excise Tax). For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (2) of Section 6.7(ii)(A) above, the Executive shall have no obligation to return any portion of the Payments pursuant to the preceding sentence.

7. Cooperation with Company.

7.1 Cooperation Obligation. During and after the Executive’s employment, the Executive will cooperate with the Company in responding to the reasonable requests of the Company’s Chairman of the Board, Chief Executive Officer, or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems the Executive’s cooperation necessary or desirable. In such matters, the Executive agrees to provide the Company with reasonable advice, assistance, and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. The Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by the Executive in connection with any such legal proceedings, unless the Executive is expressly prohibited by law from so doing.

7.2 Expenses and Fees. The Company will reimburse the Executive for reasonable out-of-pocket expenses actually incurred by the Executive as a result of the Executive’s cooperation with the obligations described in Section 7.1, in accordance with the Company’s Expense Reimbursement Policy.

8. Effect of Breach. In the event of the Executive’s material breach of this Agreement, including Exhibit A and Exhibit B, the Executive shall forfeit any unpaid Severance Payments, and unpaid COBRA Premiums or Special Cash Payments (as the case may be). In addition to any other remedies at law or equity that the Company may have, the Company shall have the right to withhold any unpaid Severance Payments, unpaid COBRA Premiums or Special Cash Payments (as the case may be), upon the Company’s written notice to the Executive of a good faith reasonable belief that the Executive has breached this Agreement, including Exhibit A and Exhibit B.

9. Dispute Resolution.

9.1 To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, the Executive’s employment with the Company, or the termination of the Executive’s employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/), in Los Angeles (Century City), California. The Executive acknowledges that by agreeing to this arbitration procedure, both the Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

9.2 All claims, disputes, or causes of action under this arbitration agreement, whether by the Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

9.3 This arbitration agreement shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event the Executive intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. The Executive will have the right to be represented by legal counsel at any arbitration proceeding.

9.4 Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that the Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that the Executive would be required to pay if the dispute were decided in a court of law. Nothing in this arbitration agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

10. Indemnification.

10.1 Definitions. For purposes of this Section 10, the following terms shall have the following meanings:

“Action” means any civil, criminal, administrative, or regulatory action, arbitration, claim, demand, investigation, litigation, mediation, proceeding, or suit, in each instance, of whatever nature, known or unknown, liquidated or unliquidated.

“Company Action”, means any Action that directly or indirectly involves the Executive, or with which the Executive may be threatened, in each instance relating to or arising from or out of the business and affairs of the Company or its affiliates.

“Prior Employer Action”, means any Action that directly or indirectly involves the Executive, or with which the Executive may be threatened, in each instance relating to, or arising from our out of (i) any act or omission by the Executive, regardless of when taken (or failed to be taken) to the extent any such act or omission directly or indirectly benefitted (or was anticipated or expected by the Executive, Parent and/or the Company to benefit, and/or was alleged to have benefitted) Parent, the Company or their affiliates, or (ii) any act or omission by the Executive in connection with the Executive’s anticipated, expected, or actual employment with Parent, the Company, or their affiliates to the extent such act or omission directly or indirectly benefitted (or was anticipated or expected by the Executive, Parent, and/or the Company to benefit, and/or was alleged to have benefitted) Parent, the Company, or their affiliates. By way of example only, any action by the Executive’s immediately preceding employer and any related or required counterclaims ( e.g., breach of a confidentiality agreement, breach of a non-competition agreement, breach of a non-solicitation agreement, breach of the duty of loyalty, breach of fiduciary duty, unfair competition, misappropriation of trade secret, misappropriation of confidential information, or other claims relating in any way to the Executive’s former employment) shall be included as a Prior Employer Action. By further way of example only, a Prior Employer Action includes an Action involving Executive’s immediately preceding employer alleging, among others a breach of a non-solicitation arrangement or agreement, or a breach of a confidentiality arrangement or agreement.

“Liability” means any claim, cost (including but not limited to attorneys’ fees), damage, debt, demand, expense, liability, loss, or obligation, in each instance, whether incurred, known or unknown, asserted or unasserted, determined or determinable, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred, paid or payable, in each instance whether in connection with the satisfaction of any defense, disposition, judgment, settlement, award, or compromise.

“Prior Employer Covered Claims” means any Action or Liability brought by, or directly or indirectly involving or relating to, or arising from, the Executive’s previous employer, or any of the Executive’s prior employer’s shareholders, officers, successors or assigns, whether relating to the Executive’s duties as an employee or otherwise, to the extent such Action or Liability is fully covered and actually paid by an insurance policy (e.g., D&O insurance previously purchased by such prior employer) for which the Executive are included as an insured or additional insured.

10.2 Company Action. Parent and the Company shall, to the fullest extent permitted by law, indemnify, defend, hold harmless, and release the Executive for, from, and against all Liabilities arising from any Company Action, other than any Company Action which is finally determined (whether by admission in a settlement or as determined by a final, non-appealable judgment by a court of competent jurisdiction) to have resulted from (a) an act of fraud perpetrated by the Executive against Parent or the Company, (b) the Executive’s gross negligence or willful misconduct in the performance of the Executive’s duties towards Parent or the Company or (c) an act of the Executive’s resulting in a conviction or plea of guilty or nolo contendere for any crime involving an act of moral turpitude, fraud or dishonesty.

10.3 Prior Employer Action. Except to the extent covered as a Prior Employer Covered Claim, Parent and the Company shall, to the fullest extent permitted by law, indemnify, hold harmless, and release the Executive for, from and against all Liabilities arising from any Prior Employer Action.

10.4 General. Any right to indemnification the Executive may have pursuant to this Section 10 shall be cumulative with, and in addition to, any and all rights to which the Executive may otherwise be entitled, and shall extend to the Executive’s heirs, successors, and assigns. In any such Action, the Executive shall have the right to engage, at the Company’s reasonable expense, separate counsel of the Executive’s own choice. Any amounts payable to the Executive pursuant to this Section 10 shall be increased such that (i) after the Executive pay any taxes on the amounts received by the Executive pursuant to this Section 10, and (ii) after the Executive pays any Liabilities relating to such Action, the Executive shall not be in a worse position than the Executive would have been had such Action never commenced.

10.5 Cooperation.

(i) In the course or pursuit of the resolution, negotiation, or settlement with respect to an Action for which the Executive may be indemnified pursuant to this Section 10, the Executive, Parent and the Company will:

(A) reasonably cooperate with one another in diligently and actively pursuing the defense or settlement of such Action,

(B) permit the other to participate in all decision making and other aspects of such Action,

(C) keep each other fully informed regarding the status and progress of such Action,

(D) provide copies of written communications relating to such Action, and

(E) not settle such Action without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned, or delayed.

(ii) As an example of a matter falling within the parameters of Section 10.5(i)(E), neither Parent nor the Company may settle a Prior Employer Claim without the Executive’s prior written consent, not to be unreasonably withheld, if such settlement: (a) includes a concession, stipulation, or admission that the Executive engaged in any fraud, misconduct, or gross negligence or could otherwise reasonably be expected to cause damage to the Executive’s reputation, or hinder the Executive’s reasonable prospects for future employment, (b) other than as contemplated in the immediately preceding clause (a), imposes any restriction or injunction on, or any liability to the Executive, and/or (c) fails to include a general release of all claims. Whether a consent is unreasonably withheld by the Executive shall be determined in light of, among others, the legitimate interests of the Company having an interest to settle the Company’s matters related to such an Action, rather than solely the Executive’s financial interest in such settlement.

(iii) Notwithstanding anything in Section 10.5(ii) to the contrary, if the Executive (a) unreasonably withhold the Executive’s consent to a global and comprehensive settlement of a Prior Employer Action, and (b) the Executive is fully indemnified by Parent or the Company respecting any monetary damages arising from, or relating to such settlement, then Parent and the Company may (x) settle the Company’s interests in such Action without the Executive’s consent, (y) request reimbursement of all expenses (including attorneys’ fees) that were previously paid by the Company in defense of such Action and (z) may elect to no longer be responsible for any further indemnification obligations respecting such Action.

10.6 Matters Involving the Company.

(i) If the Company, or its affiliates becomes a party to any Action that may give rise to a Liability pursuant to this Section 10, then:

(A) the Company shall give written notice to the Executive respecting such matter; and

(B) the Company and its affiliates, shall keep the Executive and the Executive’s counsel reasonably and timely informed of all developments relating to such Action, and shall timely provide the Executive and the Executive’s counsel with copies of all material correspondence with respect thereto.

(ii) If the Company, or its affiliates, are or become involved in any matter relating, directly or indirectly, with an Action, the Company, and its affiliates shall not settle, compromise, enter into any arrangement relating to the resolution of such matter, agree to or accept any finding relating thereto, or enter into any obligation or arrangement unless such settlement, compromise, arrangement, resolution, finding, or obligation is consulted upon with the Executive.

10.7 Expenses. Expenses incurred by the Executive in connection with any Action (including the defense or settlement thereof) that may be subject to a right of indemnification pursuant to this Section 10 shall be advanced to the Executive by the Company as such amounts are incurred, or are reasonably expected to be incurred by the Executive.

10.8 Insurance. Parent or the Company covenants to pay for, and maintain, adequate D&O insurance respecting any liabilities that may arise pursuant to this Section 10 and provide proof of such insurance for (i) any Action arising after the date of this agreement and (ii) any Prior Employer Action.

10.9 Survival. The obligations contemplated in this Section 10 shall survive the expiration of the term, or termination, of the Executive’s employment.

11. General Provisions.

11.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery or the next day after sending by overnight courier, to the Company at its primary office location and to the Executive at the Executive’s address as listed on the Company payroll.

11.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

11.3 Waiver. Any waiver of any party’s rights under this Agreement may be made only in a writing signed by such party. If either party should waive any breach of any provisions of this Agreement, the party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

11.4 Complete Agreement. This Agreement and its Exhibits, Schedule A, and Appendix I, together with the restricted share purchase agreements referenced on Appendix I constitute the entire agreement between the Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein or therein, as applicable.

11.5 Modification. Changes in the Executive’s employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, require a written modification approved by the Board or signed by a duly authorized Officer of the Company, on the one hand, and the Executive, on the other hand.

11.6 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement, and pdf or other facsimile signatures shall be equivalent to original signatures.

11.7 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

11.8 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that the Executive may not assign any of Executive’s rights, obligations, or duties hereunder without the written consent of the Company, which shall not be withheld unreasonably. The Company may assign its rights and obligations under this Agreement to any parent entity of the Company.

11.9 Survival. The Executive’s duties under the Employee Confidential Information and Invention Assignment Agreement, and Sections 6, 7, 8, 9, and 10, shall survive termination of the Executive’s employment with the Company.

11.10 Remedies. The Executive acknowledges that a remedy at law for any breach or threatened breach by the Executive of the provisions of this Agreement, or the Employee Confidential Information and Invention Assignment Agreement, would be inadequate, and the Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach, in addition to any other remedies available to the Company.

11.11 Attorneys’ Fees. If either party hereto brings any action to enforce Executive’s or its rights hereunder, each party shall be liable for its own attorneys’ fees and costs incurred in connection with such action.

11.12 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without giving effect to choice of law principles.

In Witness Whereof, the parties have executed this Agreement on the day and year first written above.

CANOO INC.

By:	/s/ Andrew Wolstan
Andrew Wolstan
In Charge of Legal & Government Affairs

Date:	November 25, 2020

Accepted and agreed this

25 day of November, 2020.

Ulrich Kranz

/s/ Ulrich Kranz